Exhibit 10.2

EXECUTION COPY

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

RADIATION THERAPY SERVICES INTERNATIONAL, INC.,

MAIN FILM B.V.,

EDUARDO CHEHTMAN, AS THE SELLER’S REPRESENTATIVE,

AND

BERNARDO DOSORETZ

Dated as of March 1, 2011

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	4.32	Compensation	21
	4.33	Employee Benefit Matters	22
	4.34	Labor Relations	22
	4.35	Financial Guaranties	22
	4.36	Affiliate Transactions	22
	4.37	Bank Accounts	22
	4.38	Customers; Suppliers and Facility Mandates	22
	4.39	Absence of Undisclosed Liabilities	23
	4.40	True and Correct Representations and Warranties and Statements of Facts	23

5.	Representations and Warranties of Buyers		23
	5.1	Organization of Buyer	23
	5.2	Authorization of Transaction	24
	5.3	Non-Contravention	24
	5.4	Brokers’ Fees	24

6.	Conditions Precedent		24
	6.1	Obligations of Buyers	24
	6.2	Obligations of Seller	25

7.	Delivery of Documents		25
	7.1	Delivery of Buyer’s Documents	25
	7.2	Seller’s Closing Deliveries	25

8.	Indemnification		26
	8.1	Indemnification of Buyers	26
	8.2	Indemnification of Seller	27
	8.3	Survival	27
	8.4	Manner of Calculation	27
	8.5	Limitations on Indemnification Obligations	27
	8.6	Notice and Opportunity to Defend	28
	8.7	Payment	28
	8.8	Indemnification Rights	29
	8.9	No Double-Recovery	29
	8.10	Letter Agreement	29

9.	Restrictive Covenants		29
	9.1	Restrictive Covenants	29
	9.2	Reasonableness of Restrictive Covenants	30

10.	Disclosure of Information		30
	10.1	Confidential Information	30
	10.2	Injunctive Relief	31
	10.3	Other Remedies	31
	10.4	Survival	31

11.	Further Assurances		31

12.	Miscellaneous		32
	12.1	Notices	32
	12.2	Entire Agreement	33
	12.3	Transfer Taxes	33
	12.4	Waivers and Amendments	33
	12.5	Governing Law	33
	12.6	Consent to Jurisdiction and Services of Process	33
	12.7	Waiver of Jury Trial	34
	12.8	Savings Clause	34
	12.9	Construction of Certain Terms and Phrases	34
	12.10	Applicable Currency	34
	12.11	Exhibits and Schedules	34
	12.12	Headings	34
	12.13	Expenses	34
	12.14	Assignment	34
	12.15	Reproductions	35
	12.16	Counterparts	35
	12.17	Public Announcements	35
	12.18	Appointment	35
	12.19	Attorney-In-Fact	36
	12.20	Affiliate Transaction	36

Exhibits

Exhibit A	-	Target Companies; 338 Entities; Purchased Interests
Exhibit B	-	Transaction Steps
Exhibit C	-	Form of Legal Opinion
Exhibit D	-	Agreed Financial Information

Schedules

Schedule B	-	The Facilities
Schedule 4.4	-	Capitalization
Schedule 4.7	-	Closing Indebtedness
Schedule 4.9	-	Organization, Qualification and Authority
Schedule 4.10	-	Title to the Assets
Schedule 4.11	-	Subsidiaries
Schedule 4.12	-	Financial Statements
Schedule 4.14	-	Absence of Certain Changes
Schedule 4.16(b)	-	Non Contravention as to the Group Companies; Required Consents
Schedule 4.17	-	Legal Matters
Schedule 4.18(a)	-	Compliance with Applicable Law; General
Schedule 4.18(b)	-	Compliance with Applicable Law; Permits
Schedule 4.19	-	Taxes
Schedule 4.20	-	Environmental Matters
Schedule 4.21	-	Agreements
Schedule 4.22	-	Third Party Reimbursement
Schedule 4.23	-	Inspections and Investigations
Schedule 4.25	-	Licenses
Schedule 4.26	-	Insurance
Schedule 4.27	-	Intellectual Property
Schedule 4.29	-	Books and Records
Schedule 4.30(a)	-	Real Property and Vehicles
Schedule 4.30(a)(ii)	-	Real Property and Vehicles
Schedule 4.30(b)	-	Real Property and Vehicles
Schedule 4.30(c)	-	Real Property and Vehicles
Schedule 4.30(c)(ii)	-	Real Property and Vehicles
Schedule 4.32(a)	-	Compensation
Schedule 4.32(b)	-	Compensation
Schedule 4.32(c)	-	Compensation
Schedule 4.32(d)	-	Compensation
Schedule 4.33	-	Employee Benefit Matters
Schedule 4.34	-	Labor Relations
Schedule 4.35	-	Financial Guaranties
Schedule 4.36	-	Affiliate Transactions
Schedule 4.37	-	Bank Accounts
Schedule 4.38(a)	-	Customer; Suppliers and Facility Mandates

Schedule 4.38(b)	-	Customer; Suppliers and Facility Mandates
Schedule 4.39	-	Absence of Undisclosed Liabilities

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”), dated as of March 1, 2011, by and among Radiation Therapy Services International, Inc., a Florida corporation (“Buyer”), Main Film B.V., a Dutch B.V. (“Dutch Buyer”, together with Buyer, “Buyers”), Bernardo Dosoretz, an individual and citizen of the Republic of Argentina (“Seller”) and Eduardo Chehtman, an individual and citizen of the Republic of Argentina, as the Seller’s Representative. Buyer and Seller shall be individually referred to in this Agreement as a “Party” and, collectively, as the “Parties”.

RECITALS

A.            Seller, Buyer and certain other persons are party to that certain Membership Interest Purchase Agreement (the “Original Purchase Agreement”), effective as of January 1, 2009, pursuant to which, among other things, Buyer acquired thirty three percent (33%) of the outstanding membership interests of Medical Developers, LLC, a Florida limited liability company (the “Company”) and nineteen percent (19%) of Clínica de Radioterapia La Asunción S.A. (“CRLA”) from Seller and certain other parties to the Original Purchase Agreement.

B.            The Company and its Subsidiaries (the “Companies”, together with CRLA, the “Group Companies”) are engaged in the business (the “Business”) of owning and operating, either individually or together with other individuals or entities not Affiliated with the Group Companies, radiation therapy facilities located in certain countries, including Argentina, Bolivia, Costa Rica, El Salvador, Guatemala, Dominican Republic, and Mexico, each of which is listed in Schedule B to this Agreement (collectively, the “Facilities”).

C.            The Seller owns the Equity Interests (the “Purchased Interests”) of certain of the Group Companies (the “Target Companies”), in each case, as set forth on Exhibit A hereto.

D.            This Agreement contemplates a transaction in which Buyers will purchase from Seller, and Seller will sell to Buyers, the Purchased Interests in return for cash.

NOW, THEREFORE, in consideration of the promises and the representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.             Definitions. As used in this Agreement, the following defined words and terms shall have the definitions and meanings indicated below:

“338 Entities” means those Target Companies with a “yes” marked opposite their name under the column labeled “338 Entity” on Exhibit A.

“Affiliate” shall mean, as to any “Person” (as hereinafter defined), any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract (including through the exercise of rights under administrative services agreements, and transition agreement and stock pledges) or otherwise.

“Agreement” means this Membership Interest Purchase Agreement, the Schedules, the Exhibits, and the Disclosure Schedule, and the certificates and certifications delivered in accordance herewith, as the same are amended from time to time.

“Business” has the meaning ascribed to it in the recitals of this Agreement.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Florida are authorized or obligated to close.

“Buyer” is defined in the Preamble of this Agreement.

“Buyers” is defined in the Preamble of this Agreement.

“Buyer Indemnitees” is defined in Section 8.1.

“Cap” is defined in Section 8.5(c).

“Closing” is defined in Section 3.

“Closing Date” is defined in Section 3.

“CRLA” has the meaning ascribed to it in the recitals of this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted or as otherwise modified by the rules and regulations issued thereunder, in each case as in effect from time to time, with any references to specific sections of the Code construed also to refer to any predecessor or successor sections thereof.

“Companies” has the meaning ascribed to it in the recitals of this Agreement.

“Company” has the meaning ascribed to it in the recitals of this Agreement.

“Competing Business” is defined in Section 9.1(b).

“Computer Licenses” is defined in Section 4.25.

“Computer Software” is defined in Section 4.25.

“Confidential Information” is defined in Section 10.1.

“Deductible” is defined in Section 8.5(a).

“Designated Representatives” is defined in Section 10.1.

“Disclosure Schedule” means the record delivered to Buyer by Seller herewith and dated as of the date hereof and attached hereto, containing all lists, descriptions, exceptions, and other information and materials as are required to be included therein by Seller pursuant to this Agreement.

“Dollars” shall mean U.S. dollars as defined in Section 12.10.

“Due Date” is defined in Section 8.7.

“Dutch Buyer” is defined in the Preamble of this Agreement.

“EBITDA” means with respect to any Person, the earnings of such Person before interest, income tax, depreciation, and amortization, determined from an income statement of such Person prepared in accordance with GAAP consistently applied, calculated in each instance called for under this Agreement in U.S. dollars by converting all non-U.S. currencies into U.S. dollars at the exchange rates published by the Wall Street Journal (on its website) as of 11:59 p.m. Eastern Standard Time on the last Business Day prior to date upon which the calculation is required to be made pursuant to the terms of this Agreement.

“Employment Agreement” means that certain Employment Agreement between Vidt Centro Médico S.A. and Alejandro Dosoretz, dated as of January 1, 2009.

“Equity Interests” shall mean, with respect to any Person, any capital stock or other equity interests issued by such Person (including, membership interests, partnership interests or other ownership or proprietary interests or the right to share in the earnings of such Person), and includes any options, warrants or other securities or rights issued by such Person that are directly or indirectly convertible into, or exercisable or exchangeable for, capital stock or other equity interests of such Person.

“Excluded Real Property” is defined in Section 2.4.

“Facilities” has the meaning ascribed to it in the recitals of this Agreement.

“Financial Statements” is defined in Section 4.12.

“Financial Statements Deductible” is defined in Section 8.5(b).

“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Authorization of Transaction), Section 4.3 (Brokers’ Fees), Section 4.4 (Capitalization), Section 4.5 (Seller Expenses), Section 4.6 (Related Party Payments), Section 4.7 (Indebtedness), Section 4.8 (Lock Box), Section 4.9 (Organization, Qualification and Authority), Section 4.11 (Subsidiaries), Section 4.18 (Compliance with Law), Section 4.19 (Taxes), Section 4.20 (Environmental Matters), Section 4.33 (Employee Benefit Matters) and 4.36 (Affiliate Transactions).

“GAAP” means generally accepted accounting principles in the United States.

“General Survival Date” is defined in Section 8.3.

“Governmental or Regulatory Authority” shall mean any (a) court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the Republic of Argentina, the United States of America, the Republic of Guatemala, the Dominican Republic, the Republic of Mexico, the Republic of Costa Rica, the Republic of El Salvador, and the Oriental Republic of Uruguay, and any other foreign country or any domestic or foreign state, county, city or other political subdivision of any kind; or (b) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Group Companies” has the meaning ascribed to it in the recitals of this Agreement.

“Hazardous Substance” shall include, without limitation, gasoline, oil and other petroleum products, explosives, radioactive materials, and related and similar materials, and any other substance or material defined as a hazardous, toxic or polluting substance or material by any Laws, including asbestos and asbestos-containing materials.

“Indebtedness” means, with respect to any Person, all obligations of such Person (a) for borrowed money or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letters of credit), (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables incurred in the ordinary course of business), (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, (d) for the payment of money relating to any lease that is required to be classified as a capitalized lease obligation in accordance with GAAP, (e) any and all amounts owed by any Person to any of its equityholders, directors or officers or any of their respective Affiliates (other than the Company and its direct or indirect Subsidiaries or parent entities), other than any amounts owed to such Persons in their capacity as an employee of any Group Company, or (f) all guarantees by such Person.

“Indemnifying Party” is defined in Section 8.6.

“Indemnitee” is defined in Section 8.6.

“Interim Date” is defined in Section 4.14.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to any Person, (a) the actual knowledge of such Person (including the actual knowledge of the officers, directors, managers, and advisors of such Person if an entity); and (b) the knowledge which reasonably would have been acquired by such Person, in each case after such Persons have made due and diligent inquiry as to the matters which are the subject of the statements which are “known” or made to the “knowledge” of any Person.

“Law” means all statutes, laws, rules, regulations, ordinances, Orders, and other pronouncements having the effect of law of the Republic of Argentina, any other country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Leakage” means:

(a)           any dividend or distribution of profits or assets declared, any payments in lieu of any dividend or distribution, paid or made, or agreed to be declared, paid or made, or any repurchase, redemption or return of any Equity Interests capital or loan capital or interest paid or agreed to be paid, in each case by any Group Company;

(b)           any payments made (including bonuses, loan repayments, management, monitoring, service or directors’ fees, charges or other compensation or fees), or agreed to be made by any Group Company to or for the benefit of (or assets, rights, values or benefits transferred to or liabilities or obligations assumed, indemnified, or incurred by any member of the Group Companies) any Seller Party;

(c)           the waiver, or agreement to waive (whether conditional or not), by any Group Company, of any amount owed to such Group Company by any Seller Party;

(d)           any management incentive payments, bonus or other payment of any nature payable in connection with or as a result of the transactions contemplated hereunder, paid or made, or agreed to be paid or made, in each case, by any Group Company to any Seller Party;

(e)           any Tax arising as a result of or in connection with (a) through (d) (inclusive) above;

(f)            any agreement between any Group Company and any Seller Party in connection with (a) through (e) (inclusive) above.

“Leased Real Property” is defined in Section 4.30(b).

“Liens” means all claims, mortgages, pledges, liens, charges, security interests, restrictions, easements, liabilities, claims, encumbrances or adverse interests of every nature whatsoever.

“Lock Box Date” is defined in Section 4.8.

“Losses” is defined in Section 8.1.

“Material Agreements” is defined in Section 4.21(a).

“Material Customers” is defined in Section 4.38(a).

“Material Suppliers” is defined in Section 4.38(b).

“Non-338 Entities” means those Target Companies with a “no” marked opposite their name under the column labeled “338 Entity” on Exhibit A.

“Order” means any writ, judgment, decree, injunction or similar order or ruling of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Original Purchase Agreement” has the meaning ascribed to it in the recitals of this Agreement.

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by any Group Company.

“Party” is defined in the Preamble of this Agreement.

“Permits” means all licenses, certificates, variances, certifications, permits, approvals, franchises, notices, and authorizations to do business issued by any Governmental or Regulatory Authority.

“Payor Programs” is defined in Section 4.23.

“pdf” is defined in Section 12.16.

“Permitted Leakage” means (i) any payments made to Seller pursuant to and in accordance with the Employment Agreement, (ii) bonus payments to be made to employees and officers of the Group Companies in an amount not to exceed an aggregate of $140,000, and (iii) any payments made to Buyer or its Affiliates (other than the Seller Parties).

“Person” means any natural person, corporation, general partnership, limited partnership, proprietorship, limited liability company, limited liability partnership, business trust, business organization, joint stock company, trust, association, joint venture, or other entity or enterprise of whatever nature, or Governmental or Regulatory Authority.

“PII” is defined in Section 4.18(c).

“Pre-Closing Taxes” means (i) all Taxes (or the non-payment thereof) of any Seller Party attributable to any period; (ii) all Taxes (or the non-payment thereof) of any Group Company attributable to any Pre-Closing Tax Period; (iii) all Taxes (or the non-payment thereof) of any member of an affiliated, consolidated, combined or unitary group of which Seller or any Group Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-United States law or regulation, and (iv) all Taxes (or the non-payment thereof) of any Person (other than any Group Company) imposed on or in respect of any of Buyer or any Group Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, Pre-Closing Taxes shall not include any Taxes that are the responsibility of Buyer by virtue of its pre-closing ownership interest in the Group Companies.

“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date.  In the case of a taxable period that begins on or before the Closing Date and ends after the Closing Date, the Taxes allocable to the Pre-Closing Tax Period shall be determined based on a deemed closing of the books at the end of the Closing Date, in the case of income, profits, sales, employment and other Taxes readily apportionable between periods and, in the case of all other Taxes, in proportion to the number of days in the taxable period on and before the Closing Date.

“Purchase Price” means $16,421,401.

“Purchased Interests” has the meaning ascribed to it in the recitals of this Agreement.

“Reimbursement Agreements” is defined in Section 4.22.

“Related Party Payments” means any and all amounts owed by any Person to any of its equityholders, directors or officers or any of their respective Affiliates (other than the Company and its direct or indirect Subsidiaries or parent entities), other than any amounts owed to such Persons in their capacity as an employee of any Group Company.

“RTS” means Radiation Therapy Services, Inc.

“Seller” is defined in the Preamble of this Agreement.

“Seller Expenses” means (i) all fees, commissions, costs and expenses incurred by the Company or any Group Company on behalf of Seller or its Affiliates in connection with, related to or arising from the consummation of the Transactions (including the legal, accounting, investment banking and brokerage fees), (ii) any obligations or liability, whether contingent or otherwise, owed by any Group Company or the Company to any other Person (including employees) under any severance policy or contract, non-competition, consulting or similar arrangements or any severance required to be paid pursuant to applicable Law, in each case, which are triggered in whole or in part by the Transactions, (iii) any change-of-control or similar payment or increased cost of the Company or any Group Company which is triggered in whole or in part by the Transactions, (iv) any Transfer Taxes payable by the Company, any Group Company, or Seller in connection with the Transactions, and (v) any fees, costs or other expenses associated with the obtainment of any consents or notifications required in connection with the Transactions; provided, however, Seller Expenses shall not include expenses related to any legal, accounting, investment banking or brokerage fees payable to any Person retained by Buyer.

“Seller Indemnitees” is defined in Section 8.2.

“Seller Party” means Seller or any holder of Equity Interests of any Group Company (other than Buyer), any family member of such Persons (immediate or otherwise, and including any members of such Persons’ family by marriage) and any of their respective Affiliates, in each case, including any nominee, trustee or agent or any other Person receiving monies on behalf of any such Person.

“Service Area” is defined in Section 9.1(b).

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Target Companies” has the meaning ascribed to it in the recitals of this Agreement.

“Tax” or “Taxes” means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed, whether by statutory or contractual provision, to the Tax liability of any other Person, (ii) any liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes; and (iii) any liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, by contract or otherwise.

“Tax Returns” means any tax return, declaration, report, claim for refund, or information return or statement relating to Taxes arising, accruing, or for which an obligation to file exists, which shall be filed with any and all appropriate taxing authorities, revenue collection authorities, and such other appropriate Governmental or Regulatory Authority.

“Transactions” means the transactions contemplated by this Agreement and each of the other Transaction Documents.

“Transaction Documents” means this Agreement and all other agreements and instruments as shall be necessary to effect the Transactions.

“Transfer Taxes” means any sales, stamp and transfer Taxes, deed Taxes, conveyance fees, recording charges and similar Taxes, fees and charges imposed as a result of the consummation of the Transactions.

2.             Transaction.

2.1           Sale and Purchase.

(a)           Seller hereby sells, transfers and conveys to (i) Buyer, and Buyer hereby purchases from Seller, all right, title and interest in and to the Purchased Interests in the 338 Entities, free and clear of any and all Liens and (ii) Dutch Buyer, and Dutch Buyer hereby purchases from Seller, all right, title and interest in and to the Purchased Interests in the Non-338 Entities, free and clear of any and all Liens.

(b)           Seller represents that his wife, Mrs. Zulema Zina Levin, granted her consent to the transfer of the Purchased Interests by Public Deed number 11 dated February 3, 2011, transcribed in folio 25 of Notary Registry number 1035 of the city of Buenos Aires, Argentina, in charge of Notary Osvaldo Isaac Masri.

2.2           Purchase Price.

(a)           The Purchase Price shall be paid by wire transfer of immediately available funds to such account(s) as Seller shall have designated in advance of the Closing Date.

(b)           Dutch Buyer will pay $10,559,556 of the Purchase Price and Buyer will pay the remainder of the Purchase Price.

2.3           Withholding Taxes. Buyers and their respective Affiliates shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or non-United States Tax law or under any applicable legal requirement.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.4           Agreement Concerning Excluded Real Property.  Buyers acknowledge and agree that Centro Médico de Radioterapia Irazu S.A. (Costa Rica) (“Irazu”) shall pay a dividend in kind to Seller (or to a Person Affiliated with Seller as designated by Seller) in an amount equal to the book value of the Excluded Real Property (which the Parties currently understand to be USD $546,000), through the transfer to Seller (or to a Person Affiliated with Seller as designated by Seller) of the real estate properties owned by Irazu as follows:

(a)           Irazu has caused the security interest on Matricula Folio Real No. 545904-000 Property (the “First Excluded Property”) securing existing Indebtedness to be replaced by a certificate of deposit and the security interest on the First Excluded Property is scheduled to be released.  Upon release of the security interest on the First Excluded Property which Buyer shall use commercially reasonable efforts to cause to occur no later than thirty (30) days after the Closing Date so long as no Group Company retains any Indebtedness or other liability (including any expenses or Taxes related to such transfer(s)) related to any such Excluded Real Property; provided, that Seller shall be permitted to repay existing Indebtedness secured by an interest in such Excluded Real Property with available cash of Irazu so long as such repayment reduces the net debt of Irazu on a dollar for dollar basis and such payment does not negatively impact the operations of Irazu (as reasonably determined by Buyer), Irazu shall dividend the First Excluded Property to Seller (or to a Person Affiliated with Seller as designated by Seller).

(b)           Irazu shall use commercially reasonable efforts to repay the existing Indebtedness secured by a security interest in Matricula Folio Real Nos. 237119-000 and 237121-000 Properties (the “Second Excluded Property”, together with the First Excluded Property, the “Excluded Real Property”) with available cash (not necessary for  the ordinary operation of the Business of Irazu) of Irazu so long as such repayment reduces the net debt of Irazu on a dollar for dollar basis, as promptly as practicable after the Closing Date but in no event later than one hundred eighty (180) days after the Closing Date, provided, however, that, with Irazu’s prior consent, at any time Seller may also loan the money to Irazu at an agreed upon interest rate and term in order to allow Irazu to repay the existing Indebtedness.  Upon repayment of the existing Indebtedness, Irazu shall obtain a release of the security interest on the Second Excluded Property and dividend the Second Excluded Property to Seller (or to a Person Affiliated with Seller as designated by Seller).

(c)           Contemporaneously with, and as a condition to, such dividends above, Irazu will enter into lease agreements to occupy the First Excluded Property and the Second Excluded Property that provide for an aggregate initial annual rent of $200,000 (subject to agreed upon allocation for the rental amount between the First Excluded Property and the Second Excluded Property and agreed upon rent escalation) and a term of 25 years and are otherwise in a form acceptable to the Parties.

(d)           The dividends of the Excluded Real Property shall be deemed to be Permitted Leakage.  Seller shall be responsible for the 15% withholding Tax, the 1.5% transfer Tax  and any other liability (including any expenses or Taxes related to such transfer(s)) related to applicable to the dividends of the Excluded Real Property to Seller and any negative tax consequences to Buyers or Irazu resulting from the dividend. Prior to the transfer of the Excluded Real Property, (i) Buyers agree not to take any action that would create any lien or encumbrance on the Excluded Real Property, and (ii) Seller agrees to take all necessary action to ensure that Irazu shall be entitled to use the Excluded Real Property in a manner consistent with past practice, at no cost to any Group Company.

3.             Closing. The closing of the Transactions (the “Closing”) shall take place immediately following the execution of this Agreement, beginning immediately after the time the last signature is affixed by the Parties and in the order set forth on Exhibit B. The date on which the Closing takes place is referred to herein as the “Closing Date.”

4.             Representations and Warranties of Seller. In order to induce Buyers to enter in this Agreement and to consummate the transactions contemplated by this Agreement, Seller hereby represents and warrants to Buyers as of the date hereof:

4.1           Authorization of Transaction. Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental or Regulatory Agency in order to consummate the Transactions.

4.2           Non-Contravention as to Seller. Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will (a) violate any Law or Order to which Seller is subject (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which he is bound or to which any of his assets are subject, or (c) result in the imposition or creation of a Lien upon or with respect to any of the Purchased Interests.

4.3           Brokers’ Fees. Neither Seller, nor any Group Company or any of their respective Affiliates has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions.

4.4           Capitalization. Schedule 4.4 of the Disclosure Schedule sets forth for each Group Company (a) its name, jurisdiction of incorporation, jurisdiction of domicile and registration, (b) the number and description of authorized Equity Interests, (c) the number of issued and outstanding Equity Interests, the names of the holders thereof, and the number and description of Equity Interests held by each such holder, and (d) the number of Equity Interests held in treasury (if any).  Seller holds of record and owns beneficially the Purchased Interests, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. All of the issued and outstanding Equity Interests of each Group Company have been duly authorized and are validly issued, fully paid, and non-assessable. Except as set forth on Schedule 4.4 of the Disclosure Schedule, (i) there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Group Companies to sell, transfer, or otherwise dispose of any Equity Interests or that could require any Group Companies to issue, sell, or otherwise cause to become outstanding any of its own Equity Interests, (ii) there are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Group Companies and (iii) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any Equity Interests of any Group Companies.  The donations of stock made between Mr. Bernardo Dosoretz and Seller were legally made, and Seller and the other heirs of the donor have consented such donations and have resigned to any claim in such regard.

4.5           Seller Expenses. No Group Company has any unpaid Seller Expenses, nor will any Group Company have any unpaid Seller Expense arising out of, or related to, the Transactions.

4.6           Related Party Payments. No Group Company has any unpaid Related Party Payments, nor will any Group Company have any unpaid Related Party Payments arising out of, or related to, the Transactions.

4.7           Indebtedness. The Indebtedness of each Group Company as of the Closing Date is set forth on Schedule 4.7 of the Disclosure Schedule.

4.8           Lock Box. Since December 31, 2010 (the “Lock Box Date”), there has been no Leakage other than Permitted Leakage.

4.9           Organization, Qualification and Authority. Each of the Group Companies are duly organized, validly existing, and in good standing under the laws of the jurisdiction of their formation or incorporation. Each of the Group Companies are duly authorized to conduct business and are in good standing under the Laws of each country and jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the Business. Each of the Group Companies are duly qualified and registered under applicable Law in each country where they operate or hold Equity Interests in a local company, except where the lack of such qualification would not have a material adverse effect on the Business. Each of the Group Companies have full corporate or limited liability company power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which they are engaged and to own and use the properties owned and used by them. Schedule 4.9 of the Disclosure Schedule lists the directors and officers (or their equivalent) of each Group Company. The minute books (containing the records of meetings of the members, stockholders, the board of directors, and the managers, or any committee thereof), and the stock certificate or membership interest books for each of the Group Companies are correct and complete. None of the Group Companies is in default under or in violation of any provision of its charter or bylaws or other organizational documents.

4.10         Title to the Assets. Each of the Group Companies has good and valid title to, or enforceable leasehold interests in or valid rights under contract to use, all the properties and assets owned or used by such Group Company (personal, tangible and intangible), including, without limitation (a) all the properties and assets reflected in the Financial Statements, and (b) all the properties and assets purchased or otherwise contracted for by the Group Companies since December 31, 2009 (except for properties and assets reflected in the Financial Statements or acquired or otherwise contracted for since the date of the Financial Statements that have been sold or otherwise disposed of in the ordinary course of business), in each case free and clear of all Liens, except for Liens set forth on Schedule 4.10 of the Disclosure Schedule. The property, plant and equipment of the Group Companies, whether owned or otherwise contracted for, are in a state of good maintenance and repair and are adequate and suitable in all material respects for the purposes for which they are presently being used.

4.11         Subsidiaries. Except for the Subsidiaries set forth in Schedule 4.11 of the Disclosure Schedule, none of the Group Companies owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

4.12         Financial Statements. Seller has delivered to Buyer copies of the last three audited financial statements of (i) the Companies on a consolidated basis, and (ii) CRLA (collectively, the “Financial Statements”). Except for the variations expressly noted in Schedule 4.12 of the Disclosure Schedule, all of the Financial Statements (w) have been prepared from the financial records of the applicable Group Companies in accordance with GAAP throughout the periods covered thereby, (x) present fairly, in all material respects, the financial condition of the applicable Group Companies as of such dates and the results of operations of the applicable Group Companies for such periods, (y) are correct and complete, and (z) are consistent with the books and records of the applicable Group Companies (which books and records are correct and complete).

4.13         Accounts Receivable.  All accounts receivable reflected on the Financial Statements (i) represent valid obligations arising from bona fide sales actually made or services actually performed in the ordinary course of business, and (ii) are not subject to valid counterclaims or setoffs except as recorded as accounts payable on the Financial Statements.

4.14         Absence of Certain Changes. Except as specifically set forth on Schedule 4.14 of the Disclosure Schedule, since December 31, 2010 (the “Interim Date”) none of the Group Companies have: (a) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business; (b) permitted any of their assets to be subjected to any Lien; (c) acquired, sold, transferred or otherwise disposed of any assets except in the ordinary course of business; (d) made any capital expenditure or commitment therefor which, individually or in the aggregate, exceeded $25,000; (e) declared or paid any dividends or made any distributions on any of their Equity Interests, or redeemed, purchased or otherwise acquired any of their Equity Interests or any Option, or other right to purchase or acquire any of their Equity Interests; (f) made any bonus or profit sharing distribution; (g) increased or prepaid their Indebtedness, except current borrowings under bank credit lines listed on Schedule 4.14 of the Disclosure Schedule in the ordinary course of business, or made any loan to any Person; (h) written down the value of any work-in-process, or written off as uncollectible any notes or accounts receivable, except write-downs and write-offs in the ordinary course of business, none of which, individually or in the aggregate, is material to the Group Companies; (i) granted any increase in the rate of wages, salaries, bonuses or other remuneration of (A) any employee who, whether as a result of such increase or prior thereto, receives aggregate compensation from the Group Companies at an annual rate of $25,000 or more, or (B) except in the ordinary course of business, of any other employee; (j) canceled or waived any claims or rights of material value; (k) made any change in any method of accounting procedures; (l) otherwise conducted the Business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of their business; (m) entered into, amended or terminated any Material Agreements; (n) entered into, renewed, extended or modified any lease for real property, or, except in the ordinary course of business, any lease of personal property; (o) agreed, whether or not in writing, to do any of the foregoing (except for transactions contemplated by this Agreement); (p) experienced or incurred any material and adverse effect on their assets, liabilities, prospects, results of operation, business or condition (financial or otherwise); (q) failed to preserve intact the present business organization and reputation of the Business, including any failure to: (1) keep the Business and the properties of the Group Companies substantially intact, including their present operations, physical facilities, assets, and working conditions, (2) keep available (subject to dismissals, resignations and retirements in the ordinary course of business consistent with past practice or otherwise not within the Group Companies’ control) the services of the employees of the Group Companies, (3) use commercially reasonable efforts to maintain the goodwill of patients, suppliers, lenders, and other individuals or entities to whom the Group Companies provide services or with whom the Group Companies otherwise have significant business relationships in connection with the Business, and (4) continue all current sales, marketing and promotional activities of the Group Companies relating to the Business, except to the extent required by applicable Law or for changes that are not material; or (r) failure to cause the books and records of the Group

Companies to be maintained in the usual, regular and ordinary manner, such that the books and records accurately reflect the Company’s income, expenses, assets and liabilities, and (not permit; (s) caused or permitted any material change in any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of any Group Company that would materially adversely affect the Business or the assets, or (t) made or changed any Tax election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action, or omitted to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the Tax liability of the any of the Group Companies for any period ending after the Closing Date or decreasing any Tax attribute of any of the Group Companies existing on the Closing Date.

4.15         Certain Payments. Neither Seller nor any of the Group Companies, or, to the Knowledge of Seller, any officer, authorized agent, employee, consultant or any other Person, while acting on behalf of the Group Companies, has, directly or indirectly used any funds of the Group Companies for any unlawful contribution, gift or other expense relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; or made any false or fictitious entry on its books or records; made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment to any Person, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.  None of the Group Companies have participated in any illegal boycott or other similar illegal practices affecting any of their actual or potential customers

4.16         Non-Contravention as to the Group Companies; Required Consents.

(a)           Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will (a) violate any Law or Order to which any Group Company is subject, or any provision the charter, bylaws, or other governing documents of any Group Company, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to receive a payment, accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Group Company is a party or by which it is bound or to which any of its assets are subject, except where such conflict, breach, default, acceleration, or failure to give notice would not have a material adverse effect on the Business.

(b)           No consents, approvals or authorizations of, or filings with, any Governmental or Regulatory Authority or any other Person are required to be obtained by Group Company in connection with the execution and delivery of this Agreement and the consummation of the Transactions, except for the required consents set forth in Schedule 4.16(b)

of the Disclosure Schedule and where the failure to obtain such consent, approval or authorization, or make such filing would not have a material adverse effect on the Business.

4.17         Legal Matters. Except as set forth in Schedule 4.17 of the Disclosure Schedule, there are no suits, actions, claims, investigations, administrative proceedings or other proceedings, criminal, civil, or quasi civil, pending or, threatened by or against the any Group Company. Seller has no Knowledge of any facts or circumstances that could reasonably be expected to give rise to any claim, investigation, administrative proceeding or other proceeding, criminal, civil, or quasi civil that would be required to be disclosed under this Section 4.17.

4.18         Compliance with Applicable Law.

(a)           General. Except as set forth on Schedule 4.18(a) of the Disclosure Schedule, none of the Group Companies, is in default under any, and each of the Group Companies have complied in all material respects with all Laws and Orders applicable to such Group Companies, including, without limitation, (i) all Laws and Orders related or incident to the licensure, credentialing and certification of providers of radiation therapy, physicians and health professionals, (ii) health and safety matters, (iii) employment and labor laws, and (iv) health laws and regulations, in each case, including, without limitation, any regulations related to any inter-consultation payments or arrangements of any Group Company. Seller does not have any Knowledge of any basis for assertion of any violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing. Seller has not received any notification of any asserted present or past failure to comply with any of the foregoing that has not been satisfactorily responded to in the time period required thereunder.

(b)           Permits.  Set forth in Schedule 4.18(b) of the Disclosure Schedule is a complete and accurate list of all licenses, certificates, permits, approvals, franchises, notices and authorizations issued by any Governmental Agency (collectively, the “Permits”), held by the Group Companies that relate to the operation of the Facilities and the Business. The Permits set forth in Schedule 4.18(b) of the Disclosure Schedule are all the Permits required for the operation of the Facilities and the conduct of the Business of the Group Companies in its current form. All the Permits set forth in Schedule 4.18(b) of the Disclosure Schedule are in full force and effect. None of the Group Companies has engaged in any activity that would cause or permit revocation or suspension of any Permit, and no action or proceeding seeking to or contemplating the revocation or suspension of any Permit is pending or threatened. There are no existing defaults or events of default or events or state of facts which, with notice or lapse of time or both, would constitute a default by the any Group Company under any Permit. Seller does not have any Knowledge of any default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any party in the performance of any obligation to be performed or paid by any party under any Permit. Except as set forth in Schedule 4.18(b) of the Disclosure Schedule, the consummation of the Transactions will in no way affect the continuation, validity or the effectiveness of the Permits or require the consent of any Person.

(c)           Privacy and Security. All information or data collected by the Group Companies from their patients, or acquired by the Group Companies about consumers, including personally identifiable information and aggregate or anonymous information

(collectively, “PII”), has been collected, has been and is being used and has been and is being held in compliance in all material respects with all Laws and Orders of any Governmental or Regulatory Authority. The Group Companies have stored and maintained PII in a secure manner, using commercially reasonable technical measures, to assure the integrity and security of the data and to prevent loss, alteration, corruption, misuse and unauthorized access to PII. The Group Companies destroyed or otherwise rendered irretrievable any records, whether electronic or paper-based, containing PII that the Group Companies sought to dispose of in the ordinary course of business. All third party access to PII has been subject to written confidentiality requirements. There has been no unauthorized access to or disclosure of PII. The transfer of PII hereunder complies with all applicable Laws and Orders relating to such transfer and with the Privacy Policy, contracts and other obligations in regard to PII. The Group Companies have not received any claims, notices or complaints regarding its information practices and processing of PII.

4.19         Taxes. Each Group Company has filed or caused to be filed on a timely basis all Tax Returns required to be filed by such Group Company prior to the Closing Date. All Tax Returns filed by or on behalf of the Group Companies are true, complete and correct in all respects. The Group Companies have timely paid all Taxes due and payable with respect to the periods covered by such Tax Returns (as reflected thereon), or otherwise owed by the Group Companies (whether or not shown or required to be shown on any Tax Return). There are no Tax liens on any of the properties or assets, real, personal or mixed, tangible or intangible, of any of the Group Companies. The Group Companies have not incurred any Tax liability (including, without limitation, related to stamp Taxes) other than in the ordinary course of business. No deficiency in Taxes for any period has been asserted by any taxing authority which remains unpaid at the date hereof (the results of any settlement being set forth on Schedule 4.19 of the Disclosure Schedule), and no written inquiries or notices have been received by the Group Companies from any taxing authority with respect to possible claims for Taxes. Seller has no reason to believe that such an inquiry or notice is pending or threatened or that there is a basis for any additional claims or assessments for Taxes. None of the Group Companies has agreed to the extension of the statute of limitations with respect to any Tax Return or Tax period.

4.20         Environmental Matters.

(a)           Except as set forth in Schedule 4.20 of the Disclosure Schedule, no Hazardous Substance is present or at any time has been stored, treated, released, disposed of or discharged on, about, from or affecting the Facilities during the period of any ownership, lease or occupancy thereof by any of the Group Companies, in any material amounts, except for products that have been used, maintained and disposed of in compliance with all applicable laws, rules and regulations and all applicable manufacturer instructions, and Seller does not have any Knowledge of any liability that is based upon or related to any environmental condition, and there is no reasonable basis for any such liability arising.

(b)           Except as set forth on Schedule 4.20 of the Disclosure Schedule, no Group Company has, nor to the Knowledge of Seller, has any prior or current owner, tenant or occupant of any part of the Facilities, received (i) any notification or advice from or given or been required to have given any report or notice to any Governmental or Regulatory Authority or any other Person whatsoever involving the use, management, handling, transport, treatment, generation, storage, spill, escape, seepage, leakage, spillage, emission, release, discharge, remediation or clean-up of any Hazardous Substance on or about any of the Facilities or caused by any of the Group Companies or any Affiliate thereof, or (ii) any complaint, order, citation or notice with regard to a Hazardous Substance or any other environmental health or safety matter affecting the Facilities, or any business or operations conducted thereat under any applicable Law.

4.21         Agreements.

(a)           Schedule 4.21 of the Disclosure Schedule contains a true, complete and accurate list of the following contracts and other agreements to which any Group Company is a party, or by or to which any of the Group Company’s assets or properties are bound or subject (in each case, whether written or oral and including all amendments thereto, collectively, the “Material Agreements”):

(i)            any agreement for the purchase or sale of materials, supplies, equipment, inventory, or services involving consideration in excess of $25,000.00;

(ii)           any agreement (or group of related agreements) under which any Group Company has created, incurred, assumed or guaranteed any Indebtedness, or any capitalized lease obligation, in excess of $25,000.00, or under which it has imposed a Lien on any of its assets, tangible or intangible;

(iii)          are contracts for the grant to any Person of any preferential rights to purchase any of the Group Company’s assets or properties;

(iv)          are leases of real or personal property with respect to the Business of any Group Company, which provide for lease payments in excess of $25,000.00 per year;

(v)           any agreement concerning confidentiality or noncompetition;

(vi)          any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing gross annual compensation in excess of $50,000.00 or providing severance benefits;

(vii)         any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the ordinary course of business;

(viii)        any collective bargaining agreement;

(ix)           any agreement concerning a partnership or joint venture;

(x)            any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees; and

(xi)           any agreements that are otherwise material to the Business of any Group Company which do not fit into one of the aforementioned categories.

(b)           Seller has delivered to Buyer a correct and complete copy of each written Material Agreement (as amended to date) and a written summary setting forth the terms and conditions of each oral Material Agreement. With respect to each such Material Agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Transactions; (iii) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) no party has repudiated any provision of any such Material Agreement.

4.22         Third Party Reimbursement. Except as set forth on Schedule 4.22 of the Disclosure Schedule, complete copies of all third party reimbursement agreements relating to the operation of the Business of the Group Companies (the “Reimbursement Agreements”) that are currently in force have been delivered to Buyer prior to the execution of this Agreement. There are no facts or circumstances that could result in (a) the cancellation or non-renewal of any Reimbursement Agreement (except to the extent provided in a termination “without cause” provision); or (b) any retroactive adjustment by any payor under any Reimbursement Agreement.

4.23         Inspections and Investigations. Except as set forth and described in Schedule 4.23 of the Disclosure Schedule: (a) no right of any Group Company, nor the right of any licensed professional or other individual employed by or under contract with any Group Company, to receive reimbursements pursuant to any government program or private non-governmental program under which any Group Company directly or indirectly receives payments (“Payor Programs”) related to the Business has been terminated or otherwise adversely affected as a result of any investigation or action whether by any Governmental or Regulatory Authority or other third party; (b) none of Seller or any of the Group Companies has, during the past five (5) years, been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental or Regulatory Authority, trade association, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity nor has any Group Company received any notice of deficiency during the past five (5) years in connection with the operations of the Business; and (c) there are not presently any noticed outstanding deficiencies or work orders related to the Business of the Group Companies of any Governmental or Regulatory Authority having jurisdiction over the Group Companies or the Business of the Group Companies or requiring conformity to any applicable agreement, statute, regulation, ordinance or bylaw, including but not limited to, the Payor Programs. Attached as part of Schedule 4.23 of the Disclosure Schedule are copies of all reports, correspondence, notices, and other documents relating to any matter described or referenced therein.

4.24         Rates and Reimbursement Appeals. None of the Group Companies has any reimbursement or payment rate appeals, disputes or contested positions currently pending before any Governmental or Regulatory Authority or any administrator of any Payor Programs with respect to the Business of the Group Companies.

4.25         Licenses. The Group Companies do not produce or distribute any product, nor perform any service, under a proprietary license granted by another entity and has not licensed its rights in any current or planned products, designs or services to any other entities. Each Group Company has the right to use all computer software, including all property rights constituting part of that computer software, used in connection with the Business of such Group Company (the “Computer Software”). A list of all material written licenses pertaining to the Computer Software (other than over-the-counter “shrink-wrap” software licenses) is set forth in Schedule 4.25 of the Disclosure Schedule attached hereto (the “Computer Licenses”). The Computer Licenses are valid and enforceable by the applicable Group Companies and the use of the Computer Software and, the Computer Licenses do not infringe upon or conflict with the rights of any third party. The Group Companies have not granted any licenses to use the Computer Software or any sub-licenses with respect to any of the Computer Licenses.

4.26         Insurance. The Group Companies maintain insurance policies as set forth in Schedule 4.26 of the Disclosure Schedule. Such policies are in full force and effect and all premiums due thereon prior to or on the Closing Date have been paid in full. The Group Companies have complied with all material provisions of such policies. A complete list and brief description of the insurance policies, including limits of coverage, maintained by the Group Companies in connection with the Business is set forth in Schedule 4.26 of the Disclosure Schedule. There are no notices of any pending or, threatened termination or premium increases with respect to any of such policies. Except as set forth on Schedule 4.26 of the Disclosure Schedule, none of the Group Companies have had any casualty loss or occurrence that may give rise to any claim of any kind not covered by insurance and Seller does not have any Knowledge of any occurrence which may give rise to any claim of any kind not covered by insurance. Except as set forth on Schedule 4.26 of the Disclosure Schedule, no third party has filed any claim against any of the Group Companies for personal injury or property damage of a kind for which liability insurance is generally available which is not covered by such Group Companies’ insurance policies. All claims against the Group Companies that are covered by insurance have been reported to the insurance carrier on a timely basis.

4.27         Intellectual Property. Set forth in Schedule 4.27 of the Disclosure Schedule is a list and brief description of all of the material patents, registered and common law trademarks, service marks, trade names, copyrights and other similar rights of the Group Companies and applications for each of the foregoing. The Group Companies own, or have licensed through valid and enforceable licensing agreements, all right, title and interest in and to all such proprietary rights. No adverse claims have been made and no dispute has arisen with respect to any of said proprietary rights, and, the operations of the Business of the Group Companies and the use by the Group Companies of such proprietary rights do not involve infringement or claimed infringement of any patent, trademark, service mark, trade name, copyright, license or similar right.

4.28         Licensure. Each individual employed by or contracted with any of the Group Companies to perform professional services is duly licensed to provide such services and is otherwise in compliance in all material respects with all applicable Laws relating to such professional licensure and otherwise meets the applicable qualifications to provide such professional services. Each individual now or formerly employed by or contracted with any Group Company to provide professional services was duly licensed to provide such services during all applicable periods when such employee or independent contractor provided such services on behalf of such Group Companies. Each Group Company is in compliance in all material respects with all applicable Laws relating to the corporate practice of the learned or licensed professions, and there are no claims, disputes, actions, suits, proceedings or investigations currently pending, filed, commenced or threatened against or affecting any Group Company relating to such laws and precedents.

4.29         Books and Records. Except as set forth on Schedule 4.29 of the Disclosure Schedule, the books and records of each Group Company are complete and correct, have been maintained in accordance with good business practices and accurately reflect the basis for the financial position and results of operations of the Group Companies set forth in the Financial Statements. All of such books and records, including true and complete copies of all written contracts, have been made available for inspection by Buyer and its representatives.

4.30         Real Property and Vehicles.

(a)           Schedule 4.30(a) of the Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property as of the date of this Agreement and the name of the Person that owns such Owned Real Property. With respect to each parcel of Owned Real Property:

(i)            a Group Company has good and marketable indefeasible fee simple title, free and clear of all Liens;

(ii)           except as set forth in Schedule 4.30(a)(ii) of the Disclosure Schedule, none of the Group Companies has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(iii)          there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b)           A list and description of all real property leased to or by any of the Group Companies in connection with the Business or in which the Group Companies have any interest in connection with the Business, together with the name of the landlord and tenant under each such lease, is set forth in Schedule 4.30(b) of the Disclosure Schedule (the “Leased Real Property”). All leases for Leased Real Property provide for rental terms that are consistent with fair market value and are the result of arm’s length bargaining. The Leased Real Property is held subject to written leases or other agreements which are valid and effective in accordance with their respective terms and, there are no existing defaults or events of default, or events which with notice or lapse of time or both would constitute defaults thereunder on the part of a Group Company. Seller does not have any Knowledge of any default or claimed or purported or alleged default or state of facts which, with notice or lapse of time or both, would constitute a default on the part of any other party in the performance of any obligation to be performed or paid by such other party under any lease.

(c)           Schedule 4.30(c) of the Disclosure Schedule sets forth the description of each Owned Vehicle as of the date of this Agreement and the name of the Person that owns such Owned Vehicle. With respect to each Owned Vehicle:

(i)            a Group Company has good and marketable indefeasible fee simple title, free and clear of all Liens;

(ii)           except as set forth in Schedule 4.30(c)(ii) of the Disclosure Schedule, none of the Group Companies has leased or otherwise granted to any Person the right to use or occupy such Owned Vehicle; and

(iii)          there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Vehicle.

4.31         The Facilities.

(a)           The buildings, appurtenances and fixtures comprising the Facilities are in good operating condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Business of the Group Companies.

(b)           The Facilities: (i) have physical access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current and reasonably anticipated transportation requirements of the Business of the Group Companies as presently conducted at such parcel; and (ii) are served by all utilities in such quantity and quality as are sufficient to satisfy the current sales levels and business activities as conducted at such location.

(c)           Neither Seller nor any of the Group Companies have received notice of any condemnation proceeding or special assessment with respect to any portion of the Facilities or any access thereto, and, to the Knowledge of Seller, no proceedings or special assessments are contemplated or pending by any governmental or regulatory authority.

4.32         Compensation.  Set forth in Schedule 4.32(a) of the Disclosure Schedule is a list of all agreements between each Group Company and each person or entity employed by or independently contracting with such Group Company in connection with the Business and set forth in Schedule 4.32(b) of the Disclosure Schedule is a list of all employees of the Group Companies and their respective positions, length of service, job categories, salaries, and accrued benefits. Except as set forth in Schedule 4.32(c) of the Disclosure Schedule, the Transactions will not result in any liability for severance pay to any employee or independent contractor of any Group Company. Except as set forth in Schedule 4.32(d) of the Disclosure Schedule, no Group Company has informed any employee or independent contractor providing services to such Group Company that such person will receive any increase in compensation or benefits or any ownership interest in any Group Company as a result of the Transactions.

4.33         Employee Benefit Matters.  Except as set forth on Schedule 4.33 of the Disclosure Schedule, none of the Group Companies is a party to a contract or any kind of special arrangement with their employees, establishing special remuneration or bonuses, deferred compensation, right to retirement, pension, stock purchase, option, special Indemnitees, or any agreement of any nature whereby any Group Company is bound to assume commitments other than those obligations established by Law or by the respective Collective Bargaining Labor Agreement.

4.34         Labor Relations.  Except as set forth on Schedule 4.34 of the Disclosure Schedule, there have been no violations of any Laws with respect to the employment of individuals by, or the employment practices or work conditions of, any Group Company, or the terms and conditions of employment, wages and hours. None of the Group Companies are engaged in any unfair labor practice or other unlawful employment practice and there are no outstanding charges of unfair labor practices or other employee-related complaints pending or threatened against any Group Company before any Governmental or Regulatory Authority. There is no strike, picketing, slowdown or work stoppage or organizational attempt pending or threatened against or involving the Business of the Group Companies.

4.35         Financial Guaranties.  Except as set forth on Schedule 4.35 of the Disclosure Schedule, none of Seller nor any of the Group Companies is a financial guarantor or otherwise is liable for any liability or obligation (including Indebtedness) of the Company or any of its Subsidiaries or of any other Person.

4.36         Affiliate Transactions.  Except for the Transaction Documents or as set forth on Schedule 4.36 of the Disclosure Schedule, no officer, director, equity holder or Affiliate of any Group Company or any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest, is a party to any Contract or transaction with any Group Company or has any interest in any assets used by any Group Company.

4.37         Bank Accounts.

Schedule 4.37 of the Disclosure Schedule sets forth with regard to each bank account, safety deposit box and lock box of each Group Company, the name of the institution where such account is maintained, the account number, a list of the authorized signatories and its purpose.  Other than the accounts listed on Schedule 4.37 of the Disclosure Schedule, no Group Company maintains any accounts, lockboxes or safe deposit boxes at any bank, trust company, savings institution, brokerage firm or other financial institution.

4.38         Customers; Suppliers and Facility Mandates

(a)           Schedule 4.38(a) of the Disclosure Schedule sets forth the top 20 customers of the Group Companies (based on the dollar amount of sales to such customers) for the 12-month period ended December 31, 2010 (the “Material Customers”).  Except as set forth on Schedule 4.38(a) of the Disclosure Schedule, (i) all Material Customers continue to be customers of the Group Companies and none of such Material Customers has materially reduced the dollar amount of its purchases from the Group Companies from the levels achieved during the 12-month period ended December 31, 2010, other than any reduction occurring in the ordinary course of business, (ii) no Material Customer has terminated its relationship with the Group Companies, nor, has the Company received notice that any Material Customer intends to do so; (iii) no Group Company is involved in any material claim, dispute or controversy with any Material Customer and (iv) no Group Company is involved in any claim, dispute or controversy with any of its other customers.  No Material Customer has reduced its reimbursement rates or payment rates, nor, has the Company received any notice that any Material Customer intends to do so.

(b)           Schedule 4.38(b) sets forth the top 20 suppliers of the Group Companies (based on the dollar amount of purchases from such suppliers) for the 12-month period ended December 31, 2010 (the “Material Suppliers”).  Except as set forth on Schedule 4.38(b), (i) all Material Suppliers continue to be suppliers of the Group Companies and none of such Material Suppliers has reduced materially the dollar amount of the materials or services provided to the Group Companies from the levels achieved during the 12-month period ended December 31, 2010, other than any reduction occurring in the ordinary course of business; (ii) no Material Supplier has terminated its relationship with the Group Companies, nor has the Group Companies received notice that any Material Supplier intends to do so; (iii)  no Group Company is involved in any claim, dispute or controversy with any Material Supplier; and (iv)  no Group Company is involved in any material claim, dispute or controversy with any of its other suppliers.

4.39         Absence of Undisclosed Liabilities.  None of the Group Companies have any liabilities or other obligations of any nature arising out of or relating to the Business except: (a) liabilities or other obligations as and to the extent reserved against as set forth in the Financial Statements; (b) liabilities or other obligations incurred after the Interim Date in the ordinary course of business consistent with past practice; (c) liabilities or other obligations that may become payable pursuant to this Agreement; or (d) as otherwise disclosed on Schedule 4.39 of the Disclosure Schedule.

4.40         True and Correct Representations and Warranties and Statements of Facts.  No representation or warranty made by Seller in this Agreement or in any of the other Transaction Documents is false or inaccurate in any material respect, and no statement of fact made by Seller herein or therein contains any untrue statement of fact or omits to state any fact of which Seller are aware that is necessary in order to make the statement not misleading in any material respect.

5.             Representations and Warranties of Buyers.  In order to induce Seller to enter into this Agreement and to consummate the Transactions, Buyers represent and warrant to Seller, as of the date hereof:

5.1           Organization of Buyer.  Each Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization.

5.2           Authorization of Transaction.  Each Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each Buyer, enforceable in accordance with its terms and conditions. Neither Buyer needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental or Regulatory Agency in order to consummate the Transactions. The execution, delivery, and performance of this Agreement and all other Transaction Documents hereby have been duly authorized by each Buyer.

5.3           Non-Contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will (a) violate any Law or Order to which either Buyer is subject, or any provision of its charter, bylaws, or other governing documents, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either Buyer is a party or by which it is bound or to which any of its assets are subject.

5.4           Brokers’ Fees.  Neither Buyer has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions.

6.             Conditions Precedent.

6.1           Obligations of Buyers.  The obligations of Buyers to enter into and complete the transaction contemplated by this Agreement and each of the other Transaction Documents is subject to the fulfillment on the Closing Date of the following conditions, any one or more of which may be waived by Buyers in their sole discretion:

(a)           Representations and Warranties True as of Closing.  Each of the representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects (without duplication of any materiality qualifications included in such representations and warranties for the purposes of this Section 6.1(a)).

(b)           Compliance with Agreement.  Seller shall have performed and complied in all material respects with each of the agreements and covenants required by this Agreement to have been performed or complied with by him prior to or at the Closing.

(c)           Governmental Licenses, Permits and Approvals.  Any and all Permits and approvals from any Governmental or Regulatory Agency required for Buyer and/or Seller to lawfully enter into this Agreement or consummate the Closing of the Transactions shall have been obtained by such Party.

(d)           Authority and Third Party Consents.  Seller shall have obtained all consents and authorizations necessary to complete the Transactions. All consents, permits and approvals from parties to any Material Agreements which may be required in connection with the performance by Seller of his obligations under this Agreement and the other Transaction Documents, or to assure the continuance of such contracts or other agreements in full force and effect after the Closing Date (without any material breach by Seller and without giving any contracting party the right to terminate or modify) shall have been obtained by Seller.

(e)           Litigation.  No action, suit or proceeding shall have been instituted before any court or Governmental or Regulatory Agency or instituted or threatened by any Governmental or Regulatory Agency to restrain or prevent the carrying out of the Transactions or to seek damages in connection with such Transactions.

(f)            Documents Satisfactory.  All proceedings to be taken and all documents to be executed and delivered by Seller in connection with the consummation of the Transactions shall be reasonably satisfactory as to form and substance to Buyer and its counsel.

(g)           Closing Deliverables.  Buyer shall have received the closing deliverables to be received at Closing pursuant to Section 7.2 hereof.

6.2           Obligations of Seller.  The obligations of Seller to enter into and complete the Transactions is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Seller in his sole discretion:

(a)           Closing Date Consideration. At the Closing, Buyers shall pay to Seller an amount in cash equal to the Purchase Price.

(b)           Representations and Warranties True as of Closing. Each of the representations and warranties of each Buyer contained in this Agreement shall have been true and correct in all material respects (without duplicating any materiality qualifications included in such representations and warranties for the purposes of this Section 6.2(a)).

(c)           Compliance with this Agreement. Each Buyer shall have performed and complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

(d)           Closing Deliverables. Seller shall have received the closing deliverables to be received at Closing pursuant to Section 7.1 hereof.

7.             Delivery of Documents.

7.1           Delivery of Buyer’s Documents. At the Closing, Buyers shall deliver to Seller all such documents, instruments and agreements deemed reasonably necessary by Seller or its counsel to effect the Transactions contemplated hereunder.

7.2           Seller’s Closing Deliveries. At the Closing, Seller shall deliver to Buyer the following documents, any of which may be waived by Buyer in its sole discretion:

(a)           (i) stock certificates of each Target Company, in the form suitable for transfer, evidencing transfer of the Purchased Interests, (ii) the appropriate notices of transfer and (iii) the entry in the stock ledgers of each Target Company acknowledging the transfer of the Purchased Interests;

(b)           evidence (in a form satisfactory to Buyer) of the waiver of any rights of first refusal or any other purchase rights of minority holders with respect to the Purchased Interests;

(c)           original copies of the incorporation documents and by-laws of each Target Company and the books and records of each Target Company;

(d)           a certification issued by an officer of each Group Company acknowledging the transfer of the Purchased Interests to Buyer;

(e)           an IRS Form W-8BEN, duly executed by Seller;

(f)            legal opinions from Seller’s counsel regarding each Group Company, substantially in the form annexed hereto as Exhibit C; and

(g)           all such other documents, instruments and agreements deemed reasonably necessary by Buyer or its counsel to effect the Transactions contemplated hereunder.

8.             Indemnification.

8.1           Indemnification of Buyers. Seller agrees to indemnify and hold harmless Buyers and their respective officers, directors, shareholders, employees, agents, representatives, and Affiliates (the “Buyer Indemnitees”) from and against all claims, suits, obligations, liabilities, damages and expenses, including, without limitation, reasonable attorneys’ fees incurred by the Buyer Indemnitees incurred in attempting to enforce this indemnity (“Losses”), based upon, arising out of or resulting from:

(a)           any breach of any of the representations and warranties made by Seller contained in this Agreement if such breach relates to (x) Seller or (y) any of the Target Companies (but only to the extent of Seller’s percentage ownership interest in the Target Companies prior to Closing), except as set forth in Section 8.1(b));

(b)           any breach of the representations and warranties made by Seller contained in Section 4.1 (Authorization of Transaction), Section 4.3  (Brokers’ Fees), Section 4.4 (Capitalization), Section 4.5 (Seller Expenses), Section 4.6  (Related Party Payments), Section 4.8 (Lock Box), and Section 4.36 (Affiliate Transactions);

(c)           any breach of any covenants or agreements made by Seller contained in this Agreement;

(d)           any Pre-Closing Taxes;

(e)           any and all claims of any third party for alleged liabilities or obligations of the Target Companies (but only to the extent of Seller’s percentage ownership interest in the Target Companies immediately prior to the Closing) as they relate to the Business related to or occurring during the period prior to the Closing; and

(f)            any and all claims of any third party, including without limitation, any former and present interest holder in any Target Company, related to the distribution of all or any portion of the Purchase Price.

8.2           Indemnification of Seller. Buyers hereby agree to indemnify and hold harmless Seller and its officers, shareholders, employees, agents, representatives, and Affiliates, as applicable (the “Seller Indemnitees”) from and against all Losses based upon, arising out of or resulting from any breach of Buyers’ representations, warranties, covenants or agreements.

8.3           Survival.  The Parties agree that the representations and warranties of the Parties contained in this Agreement shall survive the Closing until the eighteen month anniversary of the Closing Date (the “General Survival Date”), except that the Fundamental Representations shall survive until the 30th day after the date on which the applicable statute of limitations expires.  Except as otherwise expressly set forth herein, each of the covenants set forth in this Agreement and the indemnification obligations of the Parties set forth in this Agreement shall survive the Closing for the applicable statute of limitations period governing the respective matters set forth therein.

8.4           Manner of Calculation.  For the purposes of determining whether there has been a breach of any representation or warranty and the amount of Loss related thereto, the representations and warranties set forth in this Agreement  shall be considered without regard to any materiality qualification (including terms such as “material” and “material adverse effect”) set forth therein.

8.5           Limitations on Indemnification Obligations.  The rights to indemnification pursuant to the provisions of this Agreement are subject to the following limitations:

(a)           the Buyer Indemnitees shall not be entitled to recover for any particular Loss pursuant to Section 8.1(a) (other than Losses relating to breaches of the Fundamental Representations) until the total amount of Losses (or series of related Losses) which the Buyer Indemnitees would recover under Section 8.1(a) exceeds $275,000 (the “Deductible”), and to the extent Losses claimed exceed the Deductible, the Buyer Indemnitees shall be entitled to recover all Losses in excess of the Deductible;

(b)           the Buyer Indemnitees shall not be entitled to recover for any particular Loss pursuant to Section 8.1(a) relating to breaches of Section 4.12 (Financial Statements) until the total amount of Losses (or series of related Losses) which the Buyer Indemnitees would recover under Section 8.1(a) exceeds $250,000 (the “Financial Statements Deductible”), and to the extent Losses claimed exceed the Financial Statements Deductible, the Buyer Indemnitees shall be entitled to recover all Losses in excess of the Financial Statements Deductible.  The Parties acknowledge that they have engaged in extensive discussion together and in conjunction with the Company’s auditors regarding the calculation of EBITDA, the amount of accounts receivable, the allowance for doubtful accounts, and working capital, in each case, of the Group Companies and as set forth on the attached Exhibit D.  The Parties acknowledge their agreement with Exhibit D based upon the facts and circumstances as known at such time of agreement, and further acknowledge and agree that  no indemnification claims can be made by Buyer (i) with respect to the matters set forth on Exhibit D, unless such indemnification claims are based on the development and/or disclosure of, facts and/or circumstances, which such facts and circumstances were not taken into account in the preparation of Exhibit D, thereby resulting in an error and/or omission with respect to the matters contained in Exhibit D and (ii) for any Losses solely arising from  any restatements of the Financial Statements resulting from changes to applicable accounting rules or regulations  or a change in interpretation of such accounting rules or regulations or a change in a policy or practice at Buyer or Buyer’s Affiliates election from historical policy or practice; and

(c)           the Buyer Indemnitees shall not be entitled to recover Losses pursuant to Section 8.1 in the aggregate in excess of an amount equal to forty percent (40%) of the Purchase Price (the “Cap”), other than Losses relating to (i) Pre-Closing Taxes, (ii) any breach of any covenant made by Seller in this Agreement, (iii) fraud committed by the Seller or any of its Affiliates or (iv) any breach of any Fundamental Representation.

8.6           Notice and Opportunity to Defend. If any Party (the “Indemnitee”) receives notice of any claim or the commencement of any action or proceeding with respect to which any other Party is obligated to provide indemnification (the “Indemnifying Party”) pursuant to Section 8.1 or 8.2, the Indemnitee shall promptly, (and in any event within five (5) Business Days after receiving notice of the claim) give the Indemnifying Party notice thereof; provided, however, that the failure to deliver such notice shall not be a condition precedent to any liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement except to the extent the failure to deliver such notice prejudices the Indemnifying Party’s ability to defend such proceeding.  The Indemnifying Party may assume control of such defense; provided, that prior to the Indemnifying Party assuming control of such defense, it shall (x) demonstrate to the Indemnitee in writing such Indemnifying Party’s financial ability to provide full indemnification to the Indemnitee with respect to such proceeding (including the ability to post any bond required by the court or adjudicative body before which such Proceeding is taking place) and (y) agree in writing to be fully responsible for all Losses relating to such proceeding; provided, further, that: (a) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense; and (b) the Indemnifying Party shall not be entitled to assume control of such defense without the prior written consent of the Indemnitee if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnitee reasonably believes an adverse determination with respect to the Proceeding giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnitee’s reputation or future business prospects, (iii) such claim seeks an injunction or equitable relief against the Indemnitee, (iv) a conflict of interest exists between the Indemnifying Party and the Indemnitee, or (v) the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim.  In any event, the Indemnitee, the Indemnifying Party and the Indemnifying Party’s counsel shall cooperate in the compromise of, or defense against, any such asserted liability; provided, however, that Indemnifying Party shall not compromise or settle any such matter without Indemnitee’s prior written consent. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate to such defense.

8.7           Payment.  The Indemnifying Party shall pay the Indemnitee in cash the amount of established claims for indemnification within ten (10) days after the establishment thereof (the “Due Date”). Any amounts not paid by the Indemnifying Party when due under this Section 8.7 shall bear interest from the Due Date thereof until the date paid at a rate equal to three (3) points above the interest announced from time to time by Citibank, N.A. as its prime or base rate of interest.

8.8           Indemnification Rights. The right of any Party to indemnification, reimbursement or other remedy based upon the representations, warranties, covenants and obligations contained herein shall not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation, including — without limitation — by any report that may have been received by Buyers from Seller or resulting from Buyers’ due diligence procedures conducted with respect to the Group Companies.

8.9           No Double-Recovery. Notwithstanding anything to the contrary herein, the Buyer Indemnitees shall not be entitled to recover for any particular Loss to the extent such Buyer Indemnitees have recovered such Loss from another Seller Party.

8.10         Letter Agreement. Notwithstanding anything to the contrary herein, (a) Buyer and its Affiliates shall not be restricted from or in any way limited (including by Section 8.5) in their ability to recover from Alejandro Dosoretz pursuant to that certain letter agreement between Alejandro Dosoretz (on behalf of the sellers in the Original Agreement) and RTS, dated as of January 29, 2010 (the “Letter Agreement”) and (b) the Buyer Indemnitees may make claims under the Letter Agreement without recovering from available security; provided, that notwithstanding the foregoing, the Buyer Indemnitees may in their sole discretion) make claims under this Agreement for the matters covered by the Letter Agreement.

9.             Restrictive Covenants.

9.1           Restrictive Covenants.  For a period of five (5) years following the Closing Date, Seller shall not, nor shall he permit any Person (alone or together with others) controlling, controlled by, Affiliated with or related to Seller to, directly or indirectly (including through ownership, management, operation, or control of any other Person, or participation in the ownership, management, operation or control of any other Person, or by being connected with or having any interest in, as a stockholder, agent, consultant or partner, any other Person):

(a)           make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, to any vendors, payors, referring physicians or any other third parties, or take any action which may, directly or indirectly, disparage any Group Company, their respective Affiliates or any of such Person’s officers, directors, employees, advisors, businesses, or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude Seller from making truthful statements or disclosures that are required by applicable law, regulation or legal process;

(b)           engage in the ownership, operation, control, or management of radiation oncology facilities, or otherwise engage in the provision of radiation oncology services (whether as a separate business or in conjunction with any business or practice) (a “Competing Business”) anywhere in Latin America or the Caribbean or any other jurisdiction in the world that the Company or any of its Affiliates is operating or planning to operate (the “Service Area”).

(c)           have any interest, whether as owner, stockholder, member, partner, director, officer, consultant or otherwise, in any Competing Business in the Service Area; provided, however, that the foregoing restriction shall not prevent Seller from (x) owning stock in any Competing Business listed on a national securities exchange or traded in the over-the-counter market provided that Seller does not own more than an aggregate of one percent (1%) of the stock of such entity; or

(d)           directly or indirectly employ or retain or attempt to employ or retain or knowingly arrange or solicit to have any other Person employ or retain, any employee, consultant or any Person who heretofore has been employed or retained by Group Company in connection with any aspect of the Business during the eighteen (18) month period prior to the Closing Date or anytime thereafter.

9.2           Reasonableness of Restrictive Covenants.  Seller acknowledges and agrees that Buyer and its Affiliates operate the Business internationally and therefore, the restrictive covenants contained herein have unique value to Buyers, the breach of which cannot be adequately compensated in an action of law. Seller further agrees that, in the event of the breach of the restrictive covenants contained herein, Buyers shall be entitled to obtain appropriate equitable relief, including, without limitation, a permanent injunction or similar court order enjoining Seller from violating any of such provisions, and that pending the hearing and the decision on the application for permanent equitable relief, Buyers shall be entitled to a temporary restraining order and a preliminary injunction. The prevailing Party shall be entitled to reimbursement from the other Party of its reasonable costs and expenses (including attorneys’ fees and disbursements) of, or related to, such action or proceeding. No such remedy shall be construed to be the exclusive remedy of Buyers and any and all such remedies shall be held and construed to be cumulative and not exclusive of any rights or remedies, whether at law or in equity, otherwise available under the terms of this Agreement, at common law, or under federal, state or local statutes, rules and regulations.  If any court of competent jurisdiction shall deem any of the restrictive covenants contained in this Section 9.2, or portion of any such covenants, too extensive or unenforceable, the other provisions of this Section 9.2 shall nevertheless stand and remain enforceable according to their terms. In such circumstance, the Parties expressly authorize the court to modify such covenants or offending portion thereof, so that the restrictions, limitations and scope of the restrictive covenants extend for the longest period, comprise the largest territory and are enforceable to the maximum permissible extent by law under the circumstances.  The provisions of this Section 9.2 shall survive the execution and delivery of this Agreement.

10.           Disclosure of Information.

10.1         Confidential Information. Each of the Parties hereto recognizes and acknowledges that (a) the Transaction (including the terms and existence of this Agreement and the other Transaction Documents) are highly confidential matters and (b) during the course of negotiations in connection with the transaction contemplated hereby each Party will grant access to, certain plans, systems, methods, designs, procedures, books and records relating to operations, personnel and practices, as well as records, documents and information concerning business activities, practices, procedures and other confidential information of the other Party  (all of the foregoing, collectively, the “Confidential Information”), all of which constitute and will constitute valuable, special and unique assets of such Party’s business.  Seller agrees to treat Confidential Information as confidential, shall make all reasonable efforts to preserve its confidentiality, and shall not duplicate or disclose such Confidential Information, except in connection with the transaction contemplated hereby to advisors, attorneys, accountants, bankers, investment bankers, consultants and affiliates (the foregoing parties being referred to herein as “Designated Representatives”) Seller, in its reasonable discretion, shall deem necessary and which Designated Representatives shall agree to be bound by an obligation of confidentiality at least as restrictive as set forth herein. Except for such disclosure to Designated Representatives as may be necessary or appropriate and such public or other disclosures as may be required by court order or any state or federal law or regulation to which a Party is subject or in order to defend litigation (in which case the disclosing Party shall provide the other Party with notice and a copy of the required disclosure a reasonable period of time in advance of such disclosure), the Parties agree to use all reasonable efforts to maintain in confidence the existence and terms of this Agreement and the Transaction and no Party shall issue any press release or public statement without the prior written consent of all other Parties.

10.2         Injunctive Relief. The Parties hereto acknowledge that the restrictions contained in Section 10.1, in view of the nature of the business in which the other Parties are engaged, are reasonable and necessary in order to protect the respective legitimate interests of such other Parties, and that any material violation thereof could result in irreparable injuries to such other Party. Each therefore acknowledges that, in the event of a breach or threatened breach of the provisions of this Section 10, the other Party shall be entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief restraining the breaching Party from disclosing any such records, documents or information to any person, firm, corporation, association or other entity whatsoever or from using any thereof in any manner whatsoever.

10.3         Other Remedies. Nothing contained in Section 9 or this Section 10 shall be construed as prohibiting any Party hereto from pursuing any other remedies available to it for any such breach or threatened breach, including the recovery of damages.

10.4         Survival. The provisions of this Section 10 shall survive the execution and delivery of this Agreement.

11.           Further Assurances.  Each of the Parties hereto shall, at the request of the other Party, furnish, execute and deliver such documents, instruments, certificates, notices and further assurances as counsel for the requesting Party shall reasonably deem necessary or desirable to effect complete consummation of this Agreement and the consummation of each of the Transaction Documents and to carry out the Transactions, or in connection with the preparation and filing of reports required or requested by any Governmental or Regulatory Authority.  At either Party’s request and upon reasonable notice, the other Party shall provide the requesting Party with access to all books and records related to the Business for purposes of review by any Governmental or Regulatory Authority having jurisdiction over Buyers or Seller.

12.           Miscellaneous.

12.1         Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, or sent by certified, registered or express air mail, postage prepaid, or sent by facsimile with receipt confirmed or electronic mail, and shall be deemed given when so delivered personally, if delivered during normal business hours or if delivered after normal business hours, then the next Business Day after its delivery, or if mailed, two days after the date of mailing, as follows:

If to Seller or Seller’s Representative:	Estudio Chehtman Abogados
Av. Córdoba 1233 - Piso 6º
1055 Buenos Aires - Argentina
Tel./Fax: (5411) 4813-6565
Attention: Dr. Eduardo Chehtman

With a copy to:	Shumaker, Loop & Kendrick, LLP
Bank of America Plaza
101 East Kennedy Boulevard, Suite 2800
Tampa, FL 33602
Attention: Darrell C. Smith
Tel: (813) 227-2226
Fax: (813) 229-1660
Email: dsmith@slk-law.com

If to Buyers to:	Radiation Therapy Services International, Inc.
2234 Colonial Boulevard
Fort Myers, Florida 33907
Attention: Daniel E. Dosoretz, M.D.
President and Chief Executive Officer
E-Mail: ddosoretz@rtsx.com

- and -

Radiation Therapy Services, Inc.
1010 Northern Boulevard, Suite 314
Great Neck, New York 11021
Attention: Norton L. Travis, Esq.
Executive Vice President and General Counsel
E-Mail: ntravis@rtsx.com

With a copy to:		Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Michael Movsovich; Hannah Kong
Tel: (212) 446-4888; (212) 446-6492
Fax: (212) 446-6400
	E-Mail:	michael.movsovich@kirkland.com;
hannah.kong@kirkland.com

and with a copy to:		Brons & Salas
Maipú 1210 - Piso 5
(1006) Buenos Aires - Argentina
Attention: Eduardo E. Represas
Tel : (5411) 4891-2700
Fax : (5411) 4311-7025
E-Mail: erepresas@brons.com.ar

12.2         Entire Agreement.  This Agreement and each of the Transaction Documents (including the Exhibits and Schedules hereto and thereto) contains the entire agreement among the Parties with respect to the transactions contemplated hereby and supersedes all prior agreements, written or oral, with respect thereto.

12.3         Transfer Taxes.  All Transfer Taxes, together with any interest, penalties or additions to such Transfer Taxes, shall be borne by Seller, except that Transfer Taxes related to the Argentine stamp Tax arising as a result of this Transaction solely with respect to the sale of Equity Interests of Argentine entities shall be borne equally by Buyer and Seller.

12.4         Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any Party may otherwise have at law or in equity.

12.5         Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without regard to its conflicts of law principles.

12.6         Consent to Jurisdiction and Services of Process. Any legal action, suit or proceeding arising under or related in any way to this Agreement, the relationship of the parties, the transactions leading to this Agreement or contemplated hereby, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing may only be instituted in any state or federal court in the city of Fort Myers, Florida, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

12.7         Waiver of Jury Trial.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

12.8         Savings Clause. If any provision of this Agreement, or the application of any provision hereof to any person or circumstances, is held to be legally invalid, inoperative or unenforceable, then the remainder of this Agreement shall not be affected unless the invalid provision substantially impairs the benefit of the remaining portions of this Agreement to all of the Parties.

12.9         Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; and (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement;; (d) the term “Section” refers to the specified Section of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified and (e) the use in this Agreement of the term “including” and other words of similar import mean “including, without limitation”.

12.10       Applicable Currency. All references in this Agreement to “$” or “dollars” shall mean U.S. dollars.

12.11       Exhibits and Schedules. The Exhibits and Schedules to this Agreement are incorporated hereby as a part of this Agreement as fully as if set forth in full herein.

12.12       Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

12.13       Expenses. Except as set forth in Section 12.3, each Party shall bear its own expenses arising out of the negotiation and execution of the Transaction Documents and the consummation of the Transactions, including, without limitation, any and all filing fees, legal, accounting advisory and other professional fees and expenses incurred by such Party in connection therewith.

12.14       Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by (a) Seller without the prior written consent of Buyer, or (b) Buyers without the prior written consent of Seller; provided, however, that Buyers shall have the right, without the consent of Seller, to assign all or any portion of its rights, duties and obligations under this Agreement and under any Transaction Document to (i) any Affiliate of either Buyer, (ii) any of its financing sources and (c) any third party who subsequently purchases all or a portion of the then existing assets of either Buyer or any of its Subsidiaries in a single transaction or series of related transactions; provided, that notwithstanding any such permitted assignment by either Buyer pursuant to clauses (i) or (ii) above, each Buyer will remain liable for the payment and performance of their obligations under this Agreement.

12.15       Reproductions. This Agreement and all Transaction Documents in the possession of any Party which relate hereto or thereto may be reproduced by such Party, and any such reproduction shall be admissible in evidence, with the same effect as the original itself, in any judicial or other administrative proceeding, whether the original is in existence or not. No Party will object to the admission in evidence of any such reproduction, unless the objecting Party reasonably believes that the reproduction does not accurately reflect the contents of the original and objects on that basis

12.16       Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single instrument. Delivery of a copy of a Transaction Document bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

12.17       Public Announcements. Seller and Buyers each agree (i) to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (ii) to provide to the other Party for review a copy of any such press release or public statement and (iii) to not issue any such press release or make any such public statement prior to such consultation and review and, unless such issuance is required by applicable Law, the receipt of the prior consent of Seller and Buyer, provided, however, that Buyers and its Affiliates may, without the consent of any other party, describe the transactions contemplated hereby to its current or prospective lenders or on its and any of its Affiliates’ password protected websites and in communications with, and marketing materials provided to, its and its Affiliates’ investors and after the Closing, to its and its Affiliates’ prospective investors.

12.18       Appointment.  Seller hereby irrevocably appoints Eduardo Chehtman (the “Seller Representative”) as agent for Seller effective as of the date hereof, with full power and authority to represent Seller and Seller’s successors with respect to all matters arising under this Agreement and the Transaction Documents and all actions taken by the Seller Representative hereunder shall be binding upon Seller and Seller’s successors as if expressly confirmed and ratified in writing by Seller.  The Seller Representative agrees to be bound by all obligations of the Seller Representative hereunder and shall take any and all actions which the Seller Representative believes are necessary or appropriate under this Agreement for and on behalf of Seller, as fully as if Seller was acting on his own behalf, including, to the extent applicable, defending all indemnity claims, consenting to, compromising or settling all such claims, conducting negotiations with Buyer and its agents regarding such claims, dealing with Buyer and the Company under this Agreement and the Transaction Documents with respect to all matters arising thereunder, taking any and all other actions of the Seller Representative specified in or contemplated by this Agreement or any of the Transaction Documents, and engaging counsel and accountants in connection with the foregoing matters.  Without limiting the generality of the foregoing, the Seller Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and the Transaction Documents and to consent to any amendment hereof or thereof on behalf of Seller and Seller’s  successors.

12.19       Attorney-In-Fact.

(a)           Seller, effective as of the date hereof, hereby appoints the Seller Representative his, her or its true and lawful attorney-in-fact, with full power in his name and on his behalf to act according to the terms of this Agreement and the Transaction Documents in the absolute discretion of the Seller Representative; and in general to do all things and to perform all acts, including, executing and delivering any agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement.

(b)           This power of attorney and all authority conferred hereby shall be irrevocable and shall not be terminated by any act of Seller, by operation of law, whether by Seller’s death, disability, or any other event.  Without limiting the foregoing, this power of attorney shall be to ensure the performance of a special obligation and, accordingly, Seller hereby renounces his right to renounce this power of attorney unilaterally any time before the termination of all obligations of Seller hereunder. Seller waives any and all defenses which may be available to contest, negate or disaffirm the action of the Seller Representative taken in good faith under this Agreement or the Transaction Documents. Notwithstanding the power of attorney granted in this Section 12.19, no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason of a Seller having signed or given such directly instead of the Seller Representative.

12.20       Affiliate Transaction.  Seller agrees to provide Buyer with any information requested by Buyer with respect to the affiliate transactions set forth on Schedule 4.36 of the Disclosure Schedule and to take all action reasonably directed by Buyer with respect to such affiliate transactions to ensure that the terms and conditions thereof are on an arms length basis.

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IN WITNESS WHEREOF, the Parties have executed this Membership Interest Purchase Agreement as of the date first above written in New York, New York, U.S.A.

RADIATION THERAPY SERVICES
INTERNATIONAL, INC.

By:	/s/ Kerrin E. Gillespie
Name:Kerrin E. Gilespie
Title: Vice President

MAIN FILM B.V.

By:	/s/ Kerrin E. Gillespie
Name:Kerrin E. Gilespie
Title: Managing Director

BERNARDO DOSORETZ

By:	/s/ Bernardo Dosoretz
Name: Bernardo Dosoretz
Title:

SELLER’S REPRESENTATIVE

/s/ Eduardo Chehtman
Eduardo Chehtman